Exhibit 99.1

CARMAX BOARD ELECTS NEW DIRECTOR

RICHMOND, Va., October 21, 2015 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected Alan B. Colberg to membership on the board, bringing its total board membership to 12. Colberg will serve on the Audit Committee.

Since January 2015, Colberg, 54, has been president, CEO and director of Assurant, Inc., a global provider of specialty protection products and related services. Colberg joined Assurant as executive vice president of marketing and business development in 2011 and was named president in 2014. Previously, he spent 22 years at Bain & Company Inc., founding Bain’s Atlanta Office in 1996 and leading it until 2010. He also served as Bain’s global practice leader for financial services.

Colberg holds a Master of Business Administration from Harvard Business School and a Bachelor of Science in accounting and finance from the Wharton School at the University of Pennsylvania.

“It’s a pleasure for us to welcome Alan to the CarMax board,” said Tom Folliard, president and chief executive officer of CarMax. “He brings a wide breadth of business experience not only from his current role as the president and CEO of Assurant, but also from his many years consulting with Bain clients globally. He offers a depth of finance and marketing knowledge that will make him a highly valuable addition to our board of directors.”

About CarMax

CarMax, a member of the FORTUNE 500 and the S&P 500, and one of the FORTUNE “100 Best Companies to Work For” for 11 consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 153 used car stores in 76 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the fiscal year ended February 28, 2015, the company retailed 582,282 used cars and sold 376,186 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

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Contacts:

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

Media:
pr@carmax.com, (855) 887-2915